Exhibit 99.2

Breakingviews

Unprintable

3 October 2016

A U.S. newspaper chain is heading poorly armed into a fight for Monster. MediaNews Group argues that Randstad is buying the ailing job-listings site on the cheap. Rather than making a counterbid, though, the publisher wants to wrest control by persuading fellow investors to replace the board with directors of its own choosing. It’s a bad second-choice candidate for shareholders with a cash offer already in hand.

The publisher of the Mercury News in San Jose, California began buying Monster shares in July. But it wasn’t until the Dutch human-resources firm agreed to purchase the online recruitment site in August for a deal valued at $429 million including debt that MediaNews Group started amassing a stake in earnest. It now owns more than 11 percent.

On Friday, the newspaper operator, whose top investor is hedge fund Alden Global Capital, decided to submit its own slate of Monster directors. Among its grievances the activists described Randstad’s offer price of $3.40 per share as “selling at the bottom” and accused Monster of not running a proper auction.

Monster, though, tried to extract more from Randstad. According to merger documents, at one point the Dutch firm had offered $4 per share, but cut it after it got a more serious look at its target’s financials. The board also remained open to other offers after announcing the deal with Randstad: a private-equity firm seemed prepared to stump up $3.60 per share, but after due diligence it declined to make an offer.

One thing is certain: Monster is struggling. Revenue is projected to fall 8 percent this year to $615 million, according to Thomson Reuters estimates, after declining 13 percent last year. EBITDA is expected to plummet by two-fifths year-over-year to $63 million.

MediaNews Group has some insight into the business as it operates an online recruitment site in New England that has some dealings with Monster. On the whole, though, newspapers fumbled classified advertising’s digital transition, losing billions to nimbler sites. Monster was once at the top of that list, but has itself since lost out to the likes of LinkedIn. Convincing Monster shareholders to pass up cash for the questionable chance of a bigger payoff down the road is a monumental job.